                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             VCampus Corporation
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

                              VCAMPUS CORPORATION
                     1850 Centennial Park Drive, Suite 200
                             Reston, Virginia 20191
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 5, 2001
                               ------------------

TO THE STOCKHOLDERS OF
VCAMPUS CORPORATION:

     You are invited to attend the Annual Meeting of Stockholders of VCampus Corporation, a Delaware corporation (the "Company"), to be held at the Company's offices at 1850 Centennial Park Drive, Suite 200, Reston, Virginia on Tuesday, June 5, 2001 at 10:00 a.m., for the following purposes:

        1. To elect a board of eight directors;

        2. To reserve an additional 1,000,000 shares for issuance under our 1996 Stock Plan;

        3. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2001;

        4. To approve a new financing of up to $10 million involving the potential issuance of our securities equal to 20% or more of our common stock outstanding prior to the financing; and

        5. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

The foregoing items are more fully described in the attached Proxy Statement.

     The Board of Directors has fixed the close of business on April 24, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting, even if you returned a proxy.

     The Company's Proxy Statement and proxy is submitted herewith along with the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000.

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                               Narasimhan P. Kannan,
                                               Chairman of the Board

Reston, Virginia
April   , 2001

                              VCAMPUS CORPORATION
                     1850 Centennial Park Drive, Suite 200
                             Reston, Virginia 20191
                               ------------------

                                PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited by the Board of Directors of VCampus Corporation, a Delaware corporation (the "Company"), for use at our Annual Meeting of Stockholders to be held at our executive officers at 1850 Centennial Park Drive, Suite 200, Reston, Virginia at 10:00 a.m. on Tuesday, June 5, 2001, and any adjournments thereof (the "Meeting").

     We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

     Copies of this Proxy Statement and accompanying proxy card were mailed to
stockholders on or about April   , 2001.

REVOCABILITY OF PROXIES

     You have the power to revoke your proxy at any time before it is voted by giving a later proxy or written notice to us (Attention: Corporate Secretary), or by attending the Meeting and voting in person.

VOTING

     When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

     (1) FOR the election of the eight nominees for director identified below;

     (2) FOR the reservation of an additional 1,000,000 shares for issuance under our 1996 Stock Plan;

     (3) FOR ratification of the appointment of Ernst & Young LLP, McLean, Virginia, as independent auditors of the Company for the fiscal year ending December 31, 2001;

     (4) FOR approval of a new financing of up to $10 million involving the potential issuance of our securities equal to 20% or more of our common stock outstanding prior to the financing; and

     (5) in the discretion of the proxies with respect to any other matters properly brought before the stockholders at the Meeting.

RECORD DATE

     Only the holders of record of the our common stock, Series C preferred stock, Series D preferred stock and Series E preferred stock at the close of business on the record date, April 24, 2001 (the "Record Date"), are entitled to notice of and to vote at the Meeting. On the Record Date, 10,983,745 shares of common stock, 623,339 shares of Series C preferred stock, 1,073,370 shares of Series D preferred stock and 497,585 shares of Series E preferred stock were outstanding. Stockholders will be entitled to one vote for each share of common stock and preferred stock held on the Record Date.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

NOMINEES

     Our Bylaws provide that the number of directors constituting the Board of Directors shall be no less than five nor greater than nine. The number of directors is currently eight, and that number is authorized to be elected at the Meeting. Therefore, eight directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, not limited to the contrary, will be voted FOR all of the management nominees named below. If any such nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. We do not anticipate that any nominee listed below will be unable or will decline to serve as a director. None of the directors or nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

                           NAME                             AGE   DIRECTOR SINCE
                           ----                             ---   --------------
Narasimhan P. Kannan......................................  52         1984
Edson D. deCastro.........................................  62         1994
Barry K. Fingerhut........................................  55         1996
William E. Kimberly.......................................  68         1995
Martin E. Maleska.........................................  56         2001
Daniel J. Neal............................................  42         2000
John D. Sears.............................................  46         1998
Ashok Trivedi.............................................  52         2000

     Narasimhan P. "Nat" Kannan has served as our Chief Executive Officer and Chairman of the Board of Directors since he founded the Company in 1984. In September 2000, Mr. Kannan stepped down as Chief Executive Officer to focus exclusively on his role as Chairman. Prior to founding the Company, he co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. Prior thereto, he served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy, and Control Data Corporation. He serves on the board of directors of TV on the Web, Inc. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.

     Edson D. deCastro has been a director since 1994. From June 1995 to January 1997 Mr. deCastro served as Chief Executive Officer of Xenometrix, Inc. and served as its Chairman from 1992 until November 1997. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro now works as a consultant. Mr. deCastro also serves on the boards of directors of Boston Life Sciences, Inc., Avax Technologies, Inc., Eprise Corp. and Healthgate Data Corp., all public companies, and of several private early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.

     Barry K. Fingerhut has been a director since 1996. Since 1981 he has been employed by GeoCapital, a registered investment advisor, and has served as its Portfolio Manager and President since 1991. Mr. Fingerhut is an officer of the General Partner of the Wheatley Partnerships, investment partnerships. In addition, he is an officer of a General Partner of 21st Century Communications Partners, L.P., also an investment partnership. Mr. Fingerhut serves as a director of several private companies. Mr. Fingerhut holds a B.S. from the University of Maryland and an M.B.A. with a concentration in Finance/Investments from New York University.

     William E. Kimberly has been a director since 1995. Mr. Kimberly served as the President of the Manchester Group, Ltd., an investment banking firm, from 1990 to 1992, and as Chairman of NAZTEC International Group, Inc., its successor, since 1992. Prior thereto, Mr. Kimberly served in various senior executive capacities for 23 years for Kimberly Clark Corporation. Mr. Kimberly also serves as a director of

Sytel Inc. and New Vantage Group, LLC. He is a member of the Board of Trustees of The Asheville School and the Pan American Development Foundation.

     Martin E. Maleska has been a director since February 2001. He served as Managing Director of Veronis Suhler & Associates since January 1999. Prior thereto, Mr. Maleska worked at Simon & Schuster's International and Business and Professional Group, where he was president from 1995-1998. A managing director at Veronis Suhler & Associates from 1991-1995, Mr. Maleska concentrated on magazine, newspaper and book publishing transactions. Mr. Maleska holds a B.S. in Chemistry from Fordham University and an M.B.A. in Finance from New York University.

     Daniel J. Neal has served as a director and our Chief Executive Officer since joining the Company in September 2000. From July 1998 until joining the Company, Mr. Neal served in various positions with USinternetworking, Inc., including Vice President/General Manager, Senior Director, E-Commerce Partnering and Senior Director, Acquisition Integration. From April 1996 until July 1998, he was the Director of National Partnering for Global One Communications, LLC, a subsidiary of Sprint. Prior to that, Mr. Neal served as a Senior Staff Member with the Office of the Vice President of the United States. Mr. Neal received his B.A. from the University of California, Berkeley, and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

     John D. Sears has been a director since 1998 and has been employed in various executive capacities by the University of Phoenix since 1987, currently serving as Vice President of the Office of Institutional Development, and prior thereto as the Vice President of the Center for Distance Education. Mr. Sears holds a B.A. from the University of Notre Dame and a Masters in Business Administration from the University of Denver.

     Ashok Trivedi has been a director since March 2000. Mr. Trivedi is the Co-Chairman, President and Co-Founder of iGate Capital Corporation (f/k/a Mastech Corporation), a corporation founded in 1986. Prior thereto, Mr. Trivedi served as Product Manager for Unisys Corporation, where he was employed for 12 years. Mr. Trivedi holds a Masters in Business Administration from Ohio University as well as Masters and Bachelors degrees in Physics from Delhi University in India.

RIGHTS TO NOMINATE DIRECTORS

     So long as iGate Capital Corporation (f/k/a Mastech Corporation) holds more than 5% of our outstanding common stock, we have agreed to nominate one representative selected by iGate and acceptable to our Nominating Committee for election to our Board of Directors. Any executive officer of iGate is presumed to be acceptable to us. Mr. Trivedi is this year's iGate nominee.

     So long as Qwest Investment Company (formerly US West Internet Ventures, Inc.), a subsidiary of Qwest Communications International Inc., or its affiliates holds at least 200,000 shares of our common stock, a designee of Qwest reasonably acceptable to us has the right to be included as a management nominee for election to the Board. This Board nomination right terminates upon the earliest of (a) April 20, 2003, or (b) the closing of a merger or sale of the Company or a change of control transaction involving the Company. Qwest has not submitted a designee for election to our Board.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The business of the Company is under the general management of the Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. During the fiscal year ended December 31, 2000, the Board of Directors held four formal meetings, excluding actions by unanimous written consent. Each Member of the Board attended at least 75% of the fiscal 2000 meetings of Board of Directors and Board committees of which he was a member.

     The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee currently consists of Messrs. Kimberly, Sears and Maleska. During 2000, the Audit Committee held three formal meetings, excluding actions by unanimous written consent. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee currently consists of Messrs. deCastro and Fingerhut. During 2000, the Compensation Committee held no formal meetings, instead taking action exclusively by unanimous written consent. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for our officers, and determines the amount and type of equity incentives granted to participants in our 1996 Stock Plan. The Nominating Committee currently consists of Messrs. Kannan and Fingerhut. The Nominating Committee makes recommendations to the Board regarding the slate of directors to be nominated for election at our annual meetings of stockholders.

VOTE REQUIRED

     The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Meeting shall be elected as our directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect under Delaware law. However, because directors are elected by a plurality vote, abstentions in the election of directors have no effect once a quorum exists. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). Withheld votes and broker non-votes, if any, are not treated as votes cast and therefore, will have no effect on the proposal to elect directors.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE MANAGEMENT NOMINEES LISTED ABOVE.

         PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO THE 1996 STOCK PLAN

     Our 1996 Stock Plan (the "1996 Plan") was adopted and approved by the Board of Directors in August 1996 and by our stockholders in September 1996. A total of 4,024,893 shares of common stock have been reserved for issuance under the 1996 Plan, 1,000,000 of which are subject to stockholder approval at the Meeting. As of March 31, 2001, 45,535 shares of common stock had been issued upon exercise of options granted under the 1996 Plan, and options for 2,442,611 shares were outstanding thereunder at a weighted average exercise price of $6.47 per share. The 1996 Plan also allows for the grant of purchase rights, under which 303,960 shares have been purchased to date. Absent stockholder approval, only 232,787 shares remain available for issuance under the 1996 Plan as incentive stock options and all future grants from the 1,000,000 shares subject to this proposal will not qualify as incentive stock options.

     The 1996 Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

     In order to tie director compensation more directly to the individual director's contributions to the Company, the 1996 Plan includes an automatic grant program for non-employee directors. This program provides for automatic grants on January 1 of each year to directors who are not employees of the Company of an option to purchase 10,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director's initial election or appointment to the Board with the number of underlying shares equal to the product of 2,500 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options granted pursuant to the automatic grant program vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 2,500 shares vest on each date the director attends a Board meeting in person during that year. In addition, each such director will automatically be granted a fully-vested option to purchase an additional 2,500 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

     As of March 31, 2001, approximately 80 persons were eligible to receive grants under the 1996 Plan. The 1996 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the restrictions of the 1996 Plan, the Compensation Committee determines who is granted options, the terms of options granted, including exercise price, the number of shares subject to the option and the option's exercisability. The current members of the Compensation Committee are Messrs. deCastro and Fingerhut.

     The exercise price of options granted under the 1996 Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check to the order of the Company, or by any other means determined by the Board of Directors.

     Options granted to employees under the 1996 Plan generally become exercisable in increments, based on the optionee's continued employment with us, over a period of up to five years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the 1996 Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the 1996 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Generally, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of our assets, all outstanding options under the 1996 Plan shall accelerate and become fully exercisable upon consummation of such merger or sale of assets.

     The Board may amend the 1996 Plan at any time or from time to time or may terminate the 1996 Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the 1996 Plan requiring stockholder approval under applicable law as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1996 Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 1996 Plan will terminate in August 2006, unless terminated sooner by the Board.

TAX CONSEQUENCES OF OPTIONS

     An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee's alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option's exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option's exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee's holding period with respect to such shares.

     All other options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee's holding period with respect to such shares.

     The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee and the Company with respect to the grant and exercise of options under the 1996 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

PROPOSED AMENDMENT

     In February 2001, the Board of Directors adopted an amendment to the 1996 Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares, from 3,024,893 shares to 4,024,893 shares (the "Share Amount Amendment"). Without giving effect to the Share Amount Amendment, as of March 31, 2001, only 232,787 shares remained available for future grant as incentive stock options under the 1996 Plan, which will not allow us to meet our anticipated needs with respect to the issuance of such additional options to our employees and consultants. Absent stockholder approval, all future grants from the 1,000,000 additional shares subject to this proposal will fail to qualify for favorable tax treatment as incentive stock options.

     At the Meeting, we are asking the stockholders to approve the Share Amount Amendment.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the Meeting will be required to approve the Share Amount Amendment. Failure to obtain stockholder approval of the Share Amount Amendment will prevent us from granting incentive stock options out of the additional 1,000,000 shares, but will not necessarily prevent us from otherwise granting other awards under the 1996 Plan.

     Votes withheld on this proposal will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the Meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1996 PLAN.

      PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Our Board of Directors has appointed the firm of Ernst & Young LLP, McLean, Virginia, to serve as our independent auditors for the fiscal year ending December 31, 2001, and recommends that the stockholders ratify such action. Ernst & Young LLP has audited our accounts since 1994 and has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Ernst & Young LLP are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the Meeting shall constitute ratification of the appointment of Ernst & Young LLP. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Board of Directors will reconsider its selection.

AUDIT FEES

     Ernst & Young LLP billed us aggregate fees of approximately $120,000 for professional services rendered for the audit of our annual financial statements of fiscal year 2000 and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2000.

ALL OTHER FEES

     Ernst & Young LLP billed us aggregate fees of approximately $92,000 for professional services rendered in fiscal 2000 other than audit services and review of quarterly reports. These fees resulted primarily from services rendered for the review of our fiscal 1999 tax return and review of our registration statements and reports filed with the SEC during fiscal 2000. The Audit Committee of the Board of Directors considered whether these activities were compatible with the maintenance of independence by Ernst & Young LLP. We did not engage Ernst & Young LLP in fiscal 2000 to perform any services for financial information systems design or implementations.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                  PROPOSAL NO. 4 -- APPROVAL OF NEW FINANCING

     To meet our needs for working capital and future growth, we believe we will need to raise additional funds in 2001. In this regard, we are seeking your approval for the raising as necessary of an additional up to $10,000,000 in private financings through the issuance of our capital stock, or securities convertible into or exercisable for its capital stock, and/or through the issuance of convertible debentures, potentially at a discount to market price as determined in the discretion of the Board (the "Additional Financings"). The Company believes such a discount will be necessary to attract investors for the Additional Financings.

     Because the Additional Financings involve the potential issuance of shares exceeding Nasdaq's 20% Share Limitation, as described below, stockholder approval is required before we could properly issue to investors more than as few as approximately 2,196,749 shares of common stock or shares convertible into such common stock (based on the number of outstanding shares on the Record
Date). Absent stockholder approval, the Company may not be able to raise a significant portion of the up to $10,000,000 it believes is needed for working capital and future growth.

     The Company may elect to issue common stock, debentures and/or preferred stock in connection with the Additional Financings. If we elect to issue preferred stock with a floating conversion rate, because the conversion rate of such shares may change with the market price of the common stock, there is no limit on the number of shares of common stock into which such shares may be converted. Accordingly, if stockholders approve the Additional Financings and the issuance of shares thereunder is followed by a decline in the common stock price, the existing holders of common stock could face substantial dilution of their voting power and percentage ownership in the Company. Additionally, as we issue more shares, the common stock may decline further.

     If we do not obtain approval from our stockholders for this Proposal, but we nonetheless issue common stock (or preferred stock, warrants or debentures convertible into or exercisable for common stock) as described herein, Nasdaq could delist our common stock on the Nasdaq SmallCap Market. If this happens, the common stock could be traded in the Over-the-Counter market on the OTC Electronic Bulletin Board. In such an event, the market price of the common stock may be adversely impacted and you may find it difficult to dispose, or obtain accurate quotations as to the market value, of your shares of common stock. In addition, we could find it more difficult to obtain future financing.

     The affirmative vote of the holders of a majority of the shares of our common stock, Series C preferred stock, Series D preferred stock and Series E preferred stock present or represented and voting together as one class on this proposal at the Meeting will be required to approve the Additional Financings. Depending upon the actual terms of the Additional Financings, separate class approval may also be required from the holders of Preferred Stock. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Meeting and the total number of shares represented and voting on this proposal. Thus, abstentions will have the effect of a vote against this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, they will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted, and, accordingly, will not affect approval of this proposal.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADDITIONAL FINANCINGS AND RECOMMENDS THAT YOU VOTE FOR THEIR APPROVAL.

                    NASDAQ STOCKHOLDER APPROVAL REQUIREMENTS

     Proposal No. 4 above is submitted for stockholder approval pursuant to Nasdaq Marketplace Rule 4460(i), which is one of several non-quantitative designation criteria required of a Nasdaq SmallCap Market issuer, such as the Company. One of the events that necessitate prior stockholder approval pursuant to Rule 4460(i) is as follows:

     - in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

     Because the proposed financing arrangements described in Proposal No. 4 involve the potential issuance by us of common stock greater than 20% of our currently outstanding common stock (the "20% Share Limitation") at below market value, the Proposal is subject to Rule 4460(i) and, therefore, requires your approval. Absent such approval, we could be limited to issuing no more than as few as approximately 2,196,749 shares of common stock in connection with the Additional Financings (based on the number of shares of common stock outstanding on the Record Date).

     If we do not obtain approval from our stockholders for Proposal No. 4, but the Company nonetheless issues common stock (or preferred stock, warrants or debentures convertible into or exercisable for common stock) as described in such Proposal, Nasdaq could delist our common stock on the Nasdaq SmallCap Market. If this happens, the common stock could be traded in the Over-the-Counter market on the OTC Electronic Bulletin Board, an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, in what is commonly referred to as the "pink sheets." In such an event, the market price of the common stock may be adversely impacted and you may find it difficult to dispose, or obtain accurate quotations as to the market value, of your shares of common stock. In addition, we could find it more difficult to obtain future financing.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of shares of our common stock and preferred stock as of the Record Date by (1) each person known by us to beneficially own more than 5% of the outstanding shares of any class of our capital stock, (2) each of our directors and director nominees, (3) each of the Named Executive Officers, as listed under "-- Executive Compensation -- Summary Compensation" below, and (4) all of our directors and executive officers as a group. As of the Record Date we had outstanding (a) 10,983,745 shares of common stock, (b) 623,339 shares of Series C preferred stock (convertible into 755,549 shares of common stock based on a conversion ratio of 1.2121-for-1), (c) 1,073,370 shares of Series D preferred stock convertible into common stock on a one-for-one basis, and (d) 497,585 shares of Series E preferred stock convertible into common stock on a one-for-one basis. Share ownership in the case of common stock includes shares issuable upon conversion of preferred stock into common stock, and exercise of warrants and options that may be exercised in each case within 60 days after the Record Date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Percentage voting power is calculated assuming the common stock and all series of preferred stock vote together as one class with each share of common stock and preferred stock entitled to one vote. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock and preferred stock indicated below.

                                                    SHARES BENEFICIALLY OWNED
                                          ---------------------------------------------
                                                                        SERIES C
                                              COMMON STOCK           PREFERRED STOCK
                                          ---------------------   ---------------------
                                           NUMBER      PERCENT     NUMBER      PERCENT
                  NAME                    OF SHARES   OF SHARES   OF SHARES   OF CLASS
                  ----                    ---------   ---------   ---------   ---------
Barry K. Fingerhut(1)(9)................  3,427,185     28.0%      229,839      36.9%
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021
Barry Rubenstein(2)(9)..................  1,288,712     10.9%      218,612      35.1%
  68 Wheatley Road
  Brookville, NY 11545
Irwin Lieber(3)(9)......................  1,263,882     10.7%      207,387      33.3%
  80 Cuttermill road, Suite 311
  Great Neck, NY 11021
Seth Lieber(4)(9).......................  1,192,232     10.1%      192,025      30.8%
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021
Jonathan Lieber(5)(9)...................  1,189,420     10.5%      192,025      30.8%
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021
Wheatley Partners, L. P.(6)(9)..........  1,182,886     10.1%      189,071      30.3%
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021
Wheatley Foreign Partners, L.
  P.(7)(9)..............................  1,182,886     10.1%      189,071      30.3%
  Third Floor, One Capital Place
  George Town, Grand Cayman
  Cayman Islands, B. W. I.
iGate Capital Corporation...............  1,136,253     10.3%           --        --
  1004 McKee Road
  Oakdale, PA 15071
Qwest Investment Company................  1,071,427      9.2%           --        --
Hambrecht & Quist Guaranty
  Finance, LLC(11)......................    656,218      5.9%           --        --
  One Bush Street
  San Francisco, CA 94101
Kamyar Kaviani(12)......................    318,205      2.9%           --        --
Farzin Arsanjani(13)....................    225,821      2.0%           --        --
Narasimhan P. Kannan(14)................    344,145      3.1%           --        --
John D. Sears(15).......................    221,504      2.0%           --        --
Daniel J. Neal(16)......................    128,808      1.2%           --        --
William E. Kimberly(17).................    118,415      1.1%           --        --
Michael A. Schwien(18)..................     78,167        *            --        --
Michael W. Anderson(19).................     47,987        *            --        --
Martin E. Maleska.......................     33,557        *            --        --
Edson D. deCastro(20)...................     34,298        *            --        --
Charles Williams(21)....................     20,000        *            --        --
Ashok Trivedi(20).......................     10,000        *            --        --
Randi Saari(22).........................     10,400        *            --        --
Vini Handler............................         --       --            --        --
All directors and executive officers as
  a group (8 directors and 7 executive
  officers)(23).........................  3,114,047     38.9%      229,839      36.7%

                                                    SHARES BENEFICIALLY OWNED
                                          ---------------------------------------------
                                                SERIES D                SERIES E
                                             PREFERRED STOCK         PREFERRED STOCK      PERCENTAGE
                                          ---------------------   ---------------------     TOTAL
                                           NUMBER      PERCENT     NUMBER      PERCENT      VOTING
                  NAME                    OF SHARES   OF CLASS    OF SHARES   OF CLASS      POWER
                  ----                    ---------   ---------   ---------   ---------   ----------
Barry K. Fingerhut(1)(9)................   409,090      38.1%           --        --         21.5%
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021
Barry Rubenstein(2)(9)..................   381,817      35.6%           --        --          7.8%
  68 Wheatley Road
  Brookville, NY 11545
Irwin Lieber(3)(9)......................   381,817      35.6%           --        --          7.7%
  80 Cuttermill road, Suite 311
  Great Neck, NY 11021
Seth Lieber(4)(9).......................   363,636      33.9%           --        --          7.3%
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021
Jonathan Lieber(5)(9)...................   363,636      33.9%           --        --          7.3%
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021
Wheatley Partners, L. P.(6)(9)..........   363,636      33.9%           --        --          7.2%
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021
Wheatley Foreign Partners, L.
  P.(7)(9)..............................   363,636      33.9%           --        --          7.2%
  Third Floor, One Capital Place
  George Town, Grand Cayman
  Cayman Islands, B. W. I.
iGate Capital Corporation...............        --        --            --        --          8.6%
  1004 McKee Road
  Oakdale, PA 15071
Qwest Investment Company................        --        --            --        --          2.7%
Hambrecht & Quist Guaranty
  Finance, LLC(11)......................        --        --       497,585       100%         3.8%
  One Bush Street
  San Francisco, CA 94101
Kamyar Kaviani(12)......................    68,358       6.4%           --        --          2.4%
Farzin Arsanjani(13)....................    56,834       5.3%           --        --          1.7%
Narasimhan P. Kannan(14)................        --        --            --        --          1.4%
John D. Sears(15).......................        --        --            --        --          1.2%
Daniel J. Neal(16)......................        --        --            --        --            *
William E. Kimberly(17).................        --        --            --        --            *
Michael A. Schwien(18)..................        --        --            --        --            *
Michael W. Anderson(19).................        --        --            --        --            *
Martin E. Maleska.......................        --        --            --        --            *
Edson D. deCastro(20)...................        --        --            --        --            *
Charles Williams(21)....................        --        --            --        --            *
Ashok Trivedi(20).......................        --        --            --        --            *
Randi Saari(22).........................        --        --            --        --            *
Vini Handler............................        --        --            --        --           --
All directors and executive officers as
  a group (8 directors and 7 executive
  officers)(23).........................   534,282      49.4%           --        --         29.4%

---------------

   * Less than one percent.

 (1) Consists of: (i) 1,538,662 shares of common stock, 45,835 shares of common stock issuable upon conversion of Series C preferred stock, 45,454 shares of common stock issuable upon conversion of Series D preferred stock, 37,814 shares of common stock issuable upon exercise of warrants which are currently exercisable and 70,000 shares of common stock issuable upon exercise of options which are currently exercisable, all held by Mr. Fingerhut; (ii) 374,947 and 26,056 shares of common stock, 211,231 and 17,945 shares of common stock issuable upon conversion of Series C preferred stock, 335,162 and 28,474 shares of common stock issuable upon conversion of Series D preferred stock and 174,266 and 14,805 shares of common stock issuable upon exercise of warrants which are currently exercisable, all held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., respectively, two investment partnerships of which Mr. Fingerhut serves as an officer of the General Partner; (iii) 3,580 shares of common stock issuable upon conversion of Series C preferred stock and 2,954 shares of common stock issuable upon exercise of warrants which are currently exercisable held in a joint account with respect to which Mr. Fingerhut has investment and voting power; (iv) 24,400 shares of common stock held by Mr. Fingerhut's spouse; and (v) 250,000 shares of common stock issuable upon exercise of warrants. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his pecuniary interest therein.

 (2) Consists of 1,182,886 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to each of which Mr. Rubenstein is the CEO of the general partner, and 35,806 shares of common stock issuable upon conversion of Series C preferred stock, 18,181 shares of common stock issuable upon conversion of Series D preferred stock, 29,541 shares of common stock issuable upon exercise of warrants and 22,298 shares of common stock, held by three investment partnerships with respect to which Mr. Rubenstein is a general partner. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

 (3) Consists of: (i) 1,182,886 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. , with respect to each of which Mr. Leiber may be deemed to share voting and dispositive power; (ii) 4,297 shares of common stock issuable upon conversion of Series C preferred stock and 3,545 shares of common stock issuable upon exercise of a warrant, both held by Mr. Leiber's child; and (iii) 14,771 shares of common stock issuable upon exercise of a warrant, 17,904 shares of common stock issuable upon exercise of Series C preferred stock, 18,181 shares of common stock issuable upon exercise of Series D preferred stock and 22,298 shares of common stock, all held by Mr. Leiber. Mr. Leiber disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

 (4) Consists of: (i) 1,182,886 shares beneficially owed by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 2,954 shares of common stock issuable upon exercise of a warrant, 3,580 shares of common stock issuable upon conversion of Series C preferred stock and 2,812 shares of common stock, all held by Mr. Leiber.

 (5) Consists of: (i) 1,182,886 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 3,580 shares of common stock issuable upon conversion of Series C preferred stock and 2,954 shares of common stock issuable upon exercise of a warrant, all held by Mr. Leiber. Mr. Leiber disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

 (6) Includes: (i) 211,231 shares of common stock issuable upon conversion of Series C preferred stock; (ii) 174,266 shares of common stock issuable upon exercise of warrants which are currently exercisable; (iii) 335,162 shares of common stock issuable upon conversion of Series D preferred stock; and
     (iv) 26,056 shares of common stock, 14,805 shares of common stock issuable upon exercise of a warrant, 17,945 shares of common stock issuable upon conversion of Series C preferred stock and 28,474 shares of common stock issuable upon conversion of Series D preferred stock, all held by Wheatley Foreign Partners, L.P. Wheatley Partners, L.P. disclaims beneficial ownership of the shares held by Wheatley Foreign Partners, L.P., except to the extent of its pecuniary interest therein.

 (7) Includes 1,095,603 shares beneficially held by Wheatley Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of such securities, except to the extent of its pecuniary interest therein.

 (8) Consists of 1,182,886 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to each of which Wheatley Partners, LLC is a general partner.

 (9) Based on the Schedule 13D amendment filed as of June 5, 2000 with the SEC by this stockholder and a group of affiliated investors. These share numbers also include the annual 5% dividend on the Series D preferred stock paid in shares of common stock in June and December 2000.

(10) Includes 714,285 shares of common stock issuable upon exercise of a warrant.

(11) Includes 158,632 shares of common stock issuable upon exercise of warrants.

(12) Includes 68,358 shares of common stock issuable upon conversion of Series D preferred stock.

(13) Includes 56,834 shares of common stock issuable upon conversion of Series D preferred stock.

(14) Includes: (i) 169,092 shares of common stock held by two trusts of which Mr. Kannan and his wife are co-trustees; (ii) 8,513 shares of common stock held by a limited partnership as to which Mr. Kannan and his wife are the general partners; (iii) 1,000 shares of common stock held by Mr. Kannan's daughter; and (iv) 156,638 shares of common stock issuable upon exercise of options.

(15) Includes 67,500 shares of common stock issuable upon exercise of warrants and options.

(16) Includes: (i) 1,000 shares of common stock held by Mr. Neal's daughter; and
     (ii) 77,029 shares of common stock issuable upon exercise of options.

(17) Includes 66,798 shares of common stock issuable upon exercise of options, as well as 8,344 outstanding shares of common stock held by Elena Kimberly, Mr. Kimberly's wife.

(18) Includes 62,584 shares of common stock issuable upon exercise of options.

(19) Includes 46,687 shares of common stock issuable upon exercise of options.

(20) Consists of shares of common stock issuable upon exercise of options.

(21) Includes 10,000 shares of common stock issuable upon exercise of options.

(22) Includes 5,200 shares of common stock issuable upon exercise of options.

(23) Includes the shares (including shares underlying options and warrants) discussed in footnotes (14) -- (22).

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 1998, 1999 and 2000 to our Chief Executive Officers, our four other highest-paid executive officers who earned at least $100,000 in the respective fiscal year and two additional executive officers who otherwise would have been included in such table on the basis of their 2000 compensation but for the fact that they were no longer executive officers at the end of 2000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION              AWARDS
                                        ----------------------   ------------------------
                                                                 RESTRICTED       STOCK
                               FISCAL                              STOCK         OPTIONS     ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR     SALARY        BONUS       AWARDS        (SHARES)   COMPENSATION
 ---------------------------   ------   --------      --------   ----------      --------   ------------
Narasimhan P. Kannan.........   2000    $193,333      $ 90,000      --           226,513      $--
  Chairman and                  1999    $180,000      $  3,900      --           102,000      $ 1,242(3)
  Chief Executive Officer(8)    1998    $195,000(1)   $  --         --           189,013      $46,077(2)

Daniel J. Neal...............   2000    $ 73,333      $ 50,000    $154,800(4)    450,779      $15,313(5)
  Chief Executive Officer

Kamyar Kaviani...............   2000    $ 79,125      $590,335      --             --         $52,475(6)
  Executive Vice President(9)   1999    $149,903      $ 73,250      --             2,000      $ 9,600(7)
                                1998    $154,583      $310,500      --             --         $ 9,600(7)
Farzin Arsanjani.............   2000    $ 79,125      $590,335      --             --         $52,475(6)
  Executive Vice
  President(10)                 1999    $150,000      $ 73,250      --             2,000      $ 9,600(7)
                                1998    $154,583      $310,500      --            20,000      $ 9,600(7)
Michael W. Anderson..........   2000    $159,996      $ 60,000      --            31,300      $--
  Executive Vice President,     1999    $159,996      $  3,467      --            12,000      $--
  Publishing                    1998    $144,848      $  --         --            70,300      $--

Michael A. Schwien...........   2000    $128,749      $ 33,000      --            55,584      $--
  Chief Financial Officer       1999    $101,457      $  2,492      --            32,000      $--

---------------
 (1) Includes $15,000 of salary for Mr. Kannan from December 1997 that was paid in 1998.

 (2) Consists of $1,566 of taxable premiums paid for life insurance and $44,511 of accrued vacation paid in the form of common stock.

 (3) Consists of taxable premiums paid for life insurance.

 (4) Represents the fair market value of 20,000 shares of restricted common stock purchased by Mr. Neal for $0.01 per share on August 8, 2000, the date of his employment agreement, based on the closing sale price of our common stock of $7.75 per share on that date. As of December 31, 2000, Mr. Neal held 20,000 shares of our restricted common stock valued at $16,676 in the aggregate based on the closing sale price of our common stock on the last trading day of 2000 ($0.8438 per share). All of the restrictions applicable to 10,000 of Mr. Neal's shares of restricted stock lapsed on January 1, 2001 and restrictions on the remaining 10,000 shares are scheduled to lapse on September 1, 2001, subject to continued employment.

 (5) Represents the fair market value of 5,000 shares of common stock purchased by Mr. Neal upon exercise of his nonstatutory stock option for $3.88 per share based on the closing sale price of our common stock on that date of $6.9375 per share.

 (6) Consist of $5,600 for automobile expenses and $46,875 of severance payments

 (7) Consists of expenses for automobile allowance.

 (8) Mr. Kannan stepped down as Chief Executive Officer in September 2000.

 (9) Mr. Kaviani resigned as Executive Vice President in September 2000.

(10) Mr. Arsanjani resigned as Executive Vice President in September 2000.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

     The following table summarizes all option grants during the year ended December 31, 2000 to the Named Executive Officers:

             OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 2000

                                                                                   POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF    % OF TOTAL                              ASSUMED ANNUAL RATES OF STOCK
                                SHARES      OPTIONS                                    PRICE APPRECIATION FOR
                              UNDERLYING   GRANTED TO   EXERCISE OR                        OPTION TERM(1)
                               OPTIONS     EMPLOYEES    BASE PRICE    EXPIRATION   ------------------------------
            NAME               GRANTED      IN 2000      PER SHARE       DATE           5%               10%
            ----              ----------   ----------   -----------   ----------   ------------      ------------
Narasimhan P. Kannan........   150,000         6.5%       $ 7.375     08/10/10      $  695,715        $1,763,078
                                 1,513        *           $  1.25     12/04/10      $    1,189        $    3,014
                                75,000         3.3%       $ 14.69     03/08/10      $  692,885        $1,755,906

Daniel J. Neal..............    20,779        *           $0.9625     12/13/05      $   12,578        $   31,875
                               300,000        13.1%       $  7.75     08/08/10      $1,462,180        $3,705,451
                               125,000(2)      5.5%       $  7.75     08/08/10      $  609,242        $1,543,938
                                 5,000        *           $ 3.875     08/08/10      $   12,185        $   30,879

Kamyar Kaviani..............     --          --            --            --            --                --

Farzin Arsanjani............     --          --            --            --            --                --

Michael Anderson............     1,000        *           $0.9625     12/13/05      $      605        $    1,534
                                   300        *           $  1.25     12/04/10      $      236        $      598
                                10,000        *           $ 7.375     08/10/10      $   46,381        $  117,539
                                20,000        *           $ 14.69     03/08/10      $  184,769        $  462,242

Michael A. Schwien..........    15,584        *           $0.9625     12/13/05      $    9,433        $   23,905
                                20,000        *           $ 7.375     08/10/10      $   92,762        $  235,077
                                20,000        *           $ 14.69     03/08/10      $  184,769        $  468,242

---------------
  * Less than one percent

(1) The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

(2) These options vest ratably over four years beginning five years from the date of grant, subject to accelerated vesting in full during the first four years after the date of grant if we record quarterly earnings before interest, amortization and taxes of not less than $250,000 on net quarterly revenue of not less than $2,500,000 for two consecutive quarters.

     The following table sets forth certain information concerning option exercises and the number and value of unexercised options held by the Named Executive Officers as of December 31, 2000:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                         NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                          SHARES                         AT DECEMBER 31, 2000               AT DECEMBER 31, 2000(1)
                        ACQUIRED ON     VALUE      ---------------------------------   ---------------------------------
         NAME            EXERCISE     REALIZED $   EXERCISABLE(2)   UNEXERCISABLE(2)   EXERCISABLE(2)   UNEXERCISABLE(2)
         ----           -----------   ----------   --------------   ----------------   --------------   ----------------
Narasimhan P.
  Kannan..............     --            --           137,886           378,127              $0                $0
Daniel J. Neal........     5,000       $15,313         39,529           406,250              $0                $0
Kamyar Kaviani........     --            --            --               --                   $0                $0
Farzin Arsanjani......     --            --            --               --                   $0                $0
Michael W. Anderson...     --            --            38,812            95,000              $0                $0
Michael A. Schwien....     --            --            53,833            56,251              $0                $0

---------------
(1) Options are considered in-the-money if the market value of the shares covered thereby is greater than the option exercise price. None of the listed options had any value at December 31, 2000 because all of their exercise prices were higher than the fair market value of the shares on that date ($0.8438), as quoted on the Nasdaq Stock Market.

(2) The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as appropriate) of unexercisable options.

EMPLOYMENT AGREEMENTS

     Under the terms of our form of employment agreement for executive officers, such officers are entitled to annual incentive-based bonus compensation of up to 50% of their base salary. The exact amount of such compensation is determined by the Board of Directors, generally based upon the achievement of specified performance goals established by the Board. Under such agreements, executive officers are also eligible to participate in all employee benefit plans and programs that we offer to our executive employees and are entitled to reimbursement for all documented reasonable business expenses they incur. Generally, consistent with Company policies, in the event that an executive officer is terminated without cause or resigns for good cause (including a change of control transaction), we are required under our form of employment agreement to continue paying salary to such officer for six to nine months as severance.

     Mr. Kannan's employment agreement, as amended, with the Company provides for an annual base salary of $220,000. The term of the agreement expires in August 2001, but the agreement is subject to automatic one-year renewal terms unless his employment is sooner terminated. In the event of a material change in Mr. Kannan's duties, titles, authority or position with the Company, he may elect, in lieu of receiving his severance pay, to enter into a consulting arrangement with the Company, whereby Mr. Kannan would provide consulting services to the Company for a period of one year and be paid $750 per day for providing such services.

     Mr. Neal's employment agreement with the Company provides for an annual base salary of $220,000. The term of the agreement expires in August 2002, but the agreement is subject to automatic one-year renewal terms unless his employment is sooner terminated. During the first year of Mr. Neal's employment, we agreed to pay him a performance bonus of up to 50% of his base salary if we achieve our target growth rate, defined as: (a) online revenue growth of 30% or more from quarter to quarter or of 150% or more on a year-to-year basis; (b) earnings per share improvement (including a reduction in loss per share, as the case may be) of 30% or more from quarter to quarter; and (c) stock price performance of our common stock at or above the average performance of our pre-selected peer group. We agreed to renegotiate a new target growth rate annually.

COMPENSATION OF DIRECTORS

     All directors are reimbursed for expenses incurred in connection with each board committee meeting attended.

     The 1996 Plan provides for the grant of nonstatutory options to our non-employee directors. The 1996 Plan provides automatic grants on January 1 of each year to directors who are not employees of the Company of an option to purchase 10,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director's initial election or appointment to the Board with the number of underlying shares equal to the product of 2,500 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 2,500 shares vest on each date the director attends a Board meeting in person during that year. In addition, such director will automatically be granted a fully-vested option to purchase an additional 2,500 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

     Under the 1996 Plan, during 2000 the non-employee directors received options as follows: Mr. Fingerhut -- 10,000; Mr. Trivedi -- 7,500; Mr. Kimberly -- 17,500; Mr. Sears -- 10,000; and Mr. deCastro -- 10,000.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs of our executive officers. The purpose of this report is to inform stockholders of our compensation policies for executive officers and the rationale for the compensation paid to executive officers in 2000.

     The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee is currently composed of Messrs. Fingerhut and deCastro. The members of the Compensation Committee also administer our stock plans.

     For compensation paid to the Chief Executive Officer and other Named Executive Officers in 2000, no reference was made to the data for comparable companies included in the performance graph included in this proxy statement under the heading "-- Performance Graph" (the "Performance Graph").

     Compensation Philosophy. Our executive compensation program has three objectives: (1) to align the interests of the executive officers with the interest of our stockholders by basing a significant portion of an executive's compensation on our performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by our executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefits programs which we offer to all of our employees.

     Each year, the Compensation Committee reviews our executive compensation program. In its review, the Compensation Committee studies the compensation packages for executives of companies at a comparable stage of development and in our geographical area, assesses the competitiveness of our executive compensation program and reviews our financial and operational performance for the previous fiscal year. The Compensation Committee also gauges the success of the compensation program in achieving its objectives in the previous year, and considers our overall performance objectives.

     Each element of our executive compensation program is discussed below.

     Base Salaries. The Compensation Committee annually reviews the base salaries of our executive officers. The base salaries for our executive officers for 2000 were established at the beginning of that fiscal year, or when the executive joined us, as the case may be. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Compensation Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Compensation Committee also measures individual performance based upon a number of factors, including measurement of our historic and recent financial and operational performance and the individual's contribution to that performance, the individual performance on non-financial goals and other contributions of the individual to our success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

     Incentive Compensation. Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. In 2000, we paid bonuses to the HTR executives pursuant to the terms of the HTR acquisition effected in October 1997. The Compensation Committee does not have an exact formula for determining bonus payments, but has established general target bonus levels (up to a maximum of 50% of base salary) for executive officers based in relatively equal measures upon the Compensation Committee's subjective assessment of our projected revenues and net income, and other operational and individual performance factors. The Committee may adjust these targets during the year.

     Long-Term Incentive Compensation. Our long-term incentive compensation plan for our executive officers is based upon our stock plans. We believe that placing a portion of our executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our stockholders, gives executives a significant long-term interest in our success and helps us retain key executives. Options generally vest over a three to five-year period based upon continued employment. In the past five years, we granted performance-based options to the Chief Executive Officer and various other executive officers. As modified in April 2001, these grants vest ratably over four years beginning five years from the date of grant, subject to accelerated vesting in full during the first four years after the grant date if we record quarterly earnings before taxes of not less than $400,000 on net quarterly revenue of not less than $3,000,000 for two consecutive quarters. The vesting of Mr. Neal's 125,000 performance-based options are accelerated at such time as we record quarterly earnings before interest, depreciation, amortization and taxes of not less than $250,000 on net quarterly revenue of not less than $2,500,000 for two consecutive quarters. In August 2000, we granted an option to Mr. Kannan to purchase 150,000 shares at fair market value on the date of grant, vesting equally over four years based upon continued employment.

     In determining the number of options to grant an executive, the Board primarily considered the executive's past performance and the degree to which an incentive for long-term performance would benefit us, as well as the number of shares and options already held by the executive officer. It is the Compensation Committee's policy to grant options at fair market value unless particular circumstances warrant otherwise.

     Benefits. We believe that we must offer a competitive benefit program to attract and retain key executives. During fiscal 2000, we provided the same medical and other benefits to our executive officers that are generally available to our other employees.

     Compensation of the Chief Executive Officer. The Chief Executive Officer's compensation is based upon the same elements and measures of performance as is the compensation for our other executive officers. The Compensation Committee approved a base salary for Mr. Kannan for 2000 of $180,000 (increased to $220,000 in August 2000) and a base salary for Mr. Neal of $220,000. In structuring the compensation of Mr. Kannan and Mr. Neal, the Compensation Committee considered the alignment of their compensation packages with the
financial performance of the Company to be essential. A bonus of $          was
paid to Mr. Kannan for 2000.

     Section 162(m) of the Code. It is the responsibility of the Compensation Committee to address the issues raised by Section 162(m) of the Code. This Section makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies. The Compensation Committee has reviewed these issues and has determined that it is not necessary for the Company to take any action at this time with regard to these issues.

     Neither the material in this report, nor the Performance Graph, is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                                    Submitted by:  THE COMPENSATION COMMITTEE
                                              Edson D. deCastro
                                              Barry K. Fingerhut

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. deCastro and Fingerhut, none of whom was at any time during the fiscal year ended December 31, 2000 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board of Directors or the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has reviewed and discussed the Company's financial statements for fiscal 2000 with management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, as modified or supplemented and has discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2000.

     The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, as applicable and as may be modified or supplemented. The Audit Committee recommended and the Board of Directors approved an Audit Committee charter, a copy of which is attached as Appendix A to this Proxy Statement.

                                    Submitted by:  THE AUDIT COMMITTEE
                                              William E. Kimberly
                                              John D. Sears
                                              Martin E. Maleska

     The material in this proxy statement will not be deemed filed with the SEC or will be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

PERFORMANCE GRAPH

     The following graph shows an approximately four-year(1) comparison of cumulative total stockholder returns(2) for the Company, the CRSP Total Market Return Index of the Nasdaq Stock Market and CRSP Nasdaq Non-Financial Stocks Total Return Index. (The "CRSP" is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on November 26, 1996 (the effective date of the Company's initial public offering) in each of the Company's common stock, the stocks in the CRSP Total Market Return Index of the Nasdaq Stock Market and the stocks in the CRSP Nasdaq Non-Financial Stocks Index.
[Performance Graph]

                                                          VCMP                  NASDAQ CRSP TOTAL         NASDAQ NON-FINANCIAL
                                                          ----                  -----------------         --------------------
11/26/96                                                 100.00                      100.00                      100.00
12/31/96                                                 101.92                      100.81                      100.69
12/31/97                                                 126.92                      123.35                      118.19
12/31/98                                                  45.69                      170.35                      173.11
12/31/99                                                  24.03                      312.01                      332.95
12/31/00                                                   6.49                      188.23                      194.02

---------------
(1) Indicates comparison of total return for all of 1997, 1998, 1999 and 2000 and solely for that period of 1996 (November 26, 1996 -- December 31, 1996) during which the Company's common stock was registered under Section 12 of the Exchange Act.

(2) Total return assumes reinvestment of dividends. Total returns for the Nasdaq Stock Market and the Nasdaq Non-Financial Stocks indices are weighted based on market capitalization.

CERTAIN TRANSACTIONS

     In December 1996, we loaned Nat Kannan, our founder, Chief Executive Officer and Chairman, $100,000 to help satisfy Mr. Kannan's income tax withholding obligations relating to back wages paid to Mr. Kannan by us in 1996. The largest outstanding principal amount under the loan, together with interest accrued thereon, during 2000 was approximately $132,183. The loan bears interest at the prime rate, as announced from time to time by First Union National Bank, minus one percent with principal and accrued interest payable in full upon demand.

     In January 2000, we raised approximately $4.0 million through a strategic private placement to Mastech Corporation (now iGate Capital Corporation) of 1,136,253 shares of common stock, representing approximately 19.9% of our outstanding common stock at that time, at $3.62 per share. This price represented a 20% premium above the average closing price of our common stock for a 15-day trailing period. In addition, we granted iGate a warrant to purchase an additional 450,000 shares of common stock for a period of one year at a 20% premium to market at the date of exercise, subject to a floor of $4.34 pre share and a ceiling of $6.125 per share. This warrant expired in January 2001. The holders of shares issued in this financing are entitled to certain registration rights. As part of this strategic investment, Ashok Trivedi, iGate's Chairman, President and 29.6% shareholder, was subsequently appointed to our Board and is included in management's slate of nominees for re-election to our Board by the stockholders at the Meeting.

     In April 2000, we raised $2.5 million through a strategic private placement to US West Internet Ventures, Inc. (now Qwest Investment Company), a subsidiary of Qwest Communications International Inc., of 357,142 shares of common stock, representing approximately 4.4% of our outstanding common stock at that time, at $7.00 per share (the closing price of our common stock on the date of issuance). In addition, we granted Qwest a five-year warrant to purchase an additional 714,284 shares of common stock at $7.00 per share. One-half of the warrant shares were immediately exercisable and the remaining shares became exercisable on April 20, 2001. The holders of shares issued in this financing are entitled to certain registration rights. As part of this strategic investment, Qwest was granted the right to designate one representative for election to the Board.

     In December 2000, we raised approximately $161,000 through a sale to certain employees and directors of 167,056 shares of our common stock, all of which were registered under our Form S-8 registration statement, at a purchase price of $0.9625 per share (the closing price of our common stock on the date of issuance). Barry Fingerhut, a director and our largest beneficial stockholder, purchased 91,314 shares in this financing. All purchasers in this financing received an option to purchase an equal number of shares at an exercise price of $0.9625 per share.

     In March 2001, we raised approximately $1.15 million through a private placement of 1,183,782 shares of common stock at a price of $0.978 per share (the closing price of our common stock on the date of issuance). Barry K. Fingerhut, a director and our largest beneficial stockholders, purchased an aggregate of 1,029,778 of such shares for an aggregate consideration of approximately $1,000,000 and received a 3-year warrant to purchase 250,000 shares at an exercise price of $1.076 per share. John D. Sears, a director, purchased an aggregate of 154,000 of such shares for an aggregate consideration of approximately $150,000 and received a 3-year warrant to purchase 37,500 shares at $1.076 per share. The holders of shares issued in this financing are entitled to certain registration rights.

     We have adopted a policy that all transactions between us and our executive officers, directors and other affiliates must be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. Any new loans or advances with insiders and any forgiveness of loans to insiders must be for a bona fide business purpose and be approved by a majority of the independent members of our Board of Directors who do not have an interest in the transactions.

     All past and ongoing transactions involving insiders were approved by at least a majority of our independent and disinterested directors at the time of the transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers and persons who beneficially own 10% or more of our common stock (collectively, "Insiders") are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2000, except for the following: (a) an initial report on Form 3 for Director Ashok K. Trivedi was due on March 26, 2000 and was filed on March 27, 2000; (b) a Form 4 for President and Chief Executive Officer Daniel J. Neal reporting the exercise of 5,000 options on September 7, 2000 was due on October 10, 2000 and was filed in April 2001; (c) a report on Form 4 for Mr. Neal for the purchase of 1,000 shares of common stock on November 1, 2000 and the purchase of 45,779 shares of common stock on November 3, 2000 was due on December 10, 2000 and was filed on January 10, 2001; and (d) the initial report on Form 3 for Randy Saari, Senior Vice President, was due on December 14, 2000 and was filed on December 22, 2000.

DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholders having proposals that they desire to present at next year's annual meeting of stockholders of the Company should, if they desire that such proposals be included in our Proxy Statement relating to such meeting, submit such proposals in time to be received by us not later than December 30, 2001. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs your close attention to that Rule. In addition, management's proxy holders will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to March 15, 2002. Proposals may be mailed to the Corporate Secretary, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

OTHER MATTERS

     The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

                                                                      APPENDIX A

                              VCAMPUS CORPORATION
                            AUDIT COMMITTEE CHARTER

MISSION STATEMENT

     The Audit Committee (the "Audit Committee") will assist the Board of Directors of VCampus Corporation (the "Company") in fulfilling its oversight responsibilities. The Audit Committee will appraise the financial reporting process, the audit process, and the Company's process for monitoring compliance with laws and regulations and with the Company's code of conduct. In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors, management, and the internal and external auditors. To properly perform his or her role, each committee member will have an understanding of the responsibilities of committee membership as well as familiarity with the Company's business, operations, and risks.

     Although the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the external auditors or to assure compliance with laws and regulations and the Company's code of conduct.

ORGANIZATION

     - The Audit Committee will be composed of not less than three nor more than five members of the Board of Directors.

     - The Board of Directors will appoint committee members annually for a term of one year.

     - The Board of Directors will appoint a chairperson.

     - Each committee member shall be financially literate or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

     - At least one member of the Audit Committee shall have accounting or related financial management expertise.

     - The Audit Committee shall comprise solely of directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement as a committee member.

     - A majority of the committee members will constitute a quorum.

     - The committee will meet at least twice a year, or more frequently as required, and at such times and places as it deems advisable.

     - The committee will report to the Board of Directors after each meeting of the committee.

     - The external and internal auditors will have the right to appear before and be heard by the Audit Committee.

     - The committee will have the right, for the purpose of the proper performance of its functions, to meet at any reasonable time with the external and internal auditors or any of the officers or employees of the Company.

ROLES AND RESPONSIBILITIES

  CONTROLS

     - Evaluate whether management is appropriately communicating the importance of internal controls.

     - Appraise the extent to which internal and external auditors examine computer systems and applications, the security of such systems and contingency plans for processing financial information in the event of a systems breakdown.

     - Determine whether internal control recommendations made by internal and external auditors are responded to by management in a timely fashion.

     - Ensure that the external auditors have access to the Audit Committee with regard to issues of fraud, deficiencies in internal controls and related matters.

FINANCIAL REPORTING

  General

     - Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

     - Discuss with management and the internal and external auditors significant risks and exposures and the plans to minimize such risks.

  Annual Financial Statements

     - Consider the annual financial statements and determine whether they are consistent with the information known to committee members;

     - Discuss judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of revenue recognition and reserves.

     - Meet with management and the external auditors together and separately to discuss the financial statements and the results of the audit.

     - Review the annual report before its release and consider whether the information contained therein is consistent with members' knowledge about the Company and its operations.

     - Obligate the external auditors to communicate certain required matters to the committee.

  Interim Financial Statements

     - Be briefed on how management develops and summarizes quarterly financial information, and the extent to which the external auditors review quarterly financial information.

     - Meet with management and, if a pre-issuance review was completed, with the external auditors, either telephonically or in person, to discuss the interim financial statements and the results of the review (this may be done by the committee chairperson or the entire committee).

  COMPLIANCE WITH LAWS AND REGULATIONS

     - Appraise the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

     - Periodically obtain updates from management regarding compliance.

     - Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

  COMPLIANCE WITH CODE OF CONDUCT

     - Ensure that a code of conduct is formalized in writing and obligate management to communicate it to all employees.

     - Evaluate whether management is appropriately communicating the importance of the code of conduct and the guidelines for acceptable business practices.

     - Review the program for monitoring compliance with the code of conduct.

     - Periodically obtain updates from management regarding compliance.

  INTERNAL AUDIT

     - Review the activities and organizational structure of the internal audit function.

     - Review the qualifications of the director of internal audit and concur in the appointment, replacement, reassignment, or dismissal of that individual.

  EXTERNAL AUDIT

     - Instruct the external auditors that the Board of Directors and the Audit Committee, as the shareholders' representative, is the external auditors' client.

     - Review the external auditors' proposed audit scope and approach.

     - Review the performance of the external auditors and recommend to the Board of Directors the appointment, retention or discharge of the external auditors.

     - Obtain from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, consistent with Independence Standard No. 1, and actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors.

  OTHER RESPONSIBILITIES

     - Meet with the external auditors, the director of internal audit and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately.

     - Ensure that significant findings and recommendations made by the internal and external auditors are dealt with in a timely fashion.

     - Review with Company counsel any legal matters that could have a significant impact on the Company's financial statements.

     - If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

     - Perform other oversight functions as requested by the Board of Directors.

     - Review and update the charter of the committee and receive approval of changes from the Board of Directors.

  REPORTING RESPONSIBILITIES

     - Regularly update the Board of Directors about committee activities and recommendations.

                                    PROXY

                             VCAMPUS CORPORATION


                          1850 CENTENNIAL PARK DRIVE
                                  SUITE 200
                            RESTON, VIRGINIA 20191


  SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Narasimhan P. Kannan and Michael A. Schwien, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock and/or Preferred Stock of VCampus Corporation (the "Company") held of record by the undersigned on April 24, 2000 at the Annual Meeting of Stockholders of the Company to be held on June 22, 2000 and any adjournments thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

        PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

-------------                                                     -------------
 SEE REVERSE                                                       SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
-------------                                                     -------------

VCAMPUS CORPORATION
First Union National Bank
Shareholder Services Administration
Building 3C3
Charlotte, NC  28288-1153


Dear Stockholder:

        Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

        Thank you in advance for your prompt consideration of these matters.

        Sincerely,

        VCampus Corporation

                                                       DETACH HERE
---------------------------------------------------------------------------------------------------------------------
        PLEASE MARK                               2. To reserve an additional               FOR      AGAINST   ABSTAIN
            VOTES AS IN                              additional 1,000,000 shares for
[X]         this example.                            issuance under the
        -----------------                            Company's 1996 Stock Plan.             [ ]       [ ]        [ ]


1.  Election of Directors.                        3. To ratify the appointment of Ernst &   FOR      AGAINST   ABSTAIN
    Nominees:  Narasimhan P. Kannan, Edson D.        Young LLP as independent auditors of
    deCastro, Martin E. Maleska, Daniel J. Neal,     the Company for 2000.                  [ ]       [ ]        [ ]
    John D. Sears, William E. Kimberly, Barry K.
    Fingerhut, Ashok Trivedi


                                                  4. To approve a new financing of up to    FOR      AGAINST   ABSTAIN
                                                     $10 million involving the potential
                                                     issuance of our securities equal to
                                                     20% or more of our common stock
                                                     outstanding prior to the financing.    [ ]       [ ]        [ ]



                                                  5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

      FOR                       WITHHELD
      ALL        [ ]        [ ] FROM ALL
    NOMINESS                    NOMINEES
                                                  MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [  ]

                               MARK HERE          Please sign exactly as your name(s) appear(s) hereon.
[ ]  ________________________  FOR ADDRESS [ ]    Joint owners should each sign. Executors, administrators,
        For all nominees       CHANGE AND         trustees, guardians or other fiduciaries should give full
     except as noted above     NOTE BELOW         title as such.  If signing for a corporation, please sign
                                                  in full corporate name by a duly authorized person.






Signature:____________________ Date:__________ Signature:___________________________ Date:__________
